EXHIBIT 99.1
GEOGLOBAL REPORTS FISCAL 2011 FINANCIAL RESULTS

Calgary, Alberta, Canada, March 29, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the fiscal year ended December 31, 2011. All amounts in the release are in U.S. dollars unless otherwise noted.

“In 2011, we spent considerable time and effort reviewing our portfolio of assets in an effort to determine key areas of focus for the year ahead,” said Mr. Paul Miller, President and CEO of GeoGlobal. “In 2012, our focus will be on acting on the opportunities that have potential to create the greatest value for shareholders. Long term, we intend to focus on assets where we can build a meaningful position which should ultimately translate into greater upside on success.”

Operational Highlights

India Exploration Activities
RJ20 Block
The Phulasar-1 well commenced drilling on April 29, 2011 and was drilled to a total vertical depth of 1,525 meters to test the Jodhpur Sandstone and the Upper Carbonate group.  Wireline logs could not be recorded within the Upper Carbonate group as it suffered large mud loss while drilling the 12 - 1/4 inch section and Wireline formation tests within the Jodhpur formations did not confirm the presence of hydrocarbons. The Operator recommended not to lower the 5½ inch casing or to conduct a drill stem test program in this well and the well has been abandoned.  The Phulasar-1 well was the third of a 20 well exploration program to be drilled over two Rajasthan blocks and the first well in the RJ20 Block.

The drilling rig moved approximately 11 kilometers northeast of the Phulasar-1 well and on August 1, 2011, commenced drilling the second prospect in the RJ20 Block, the Godu-1 well.  This well has been drilled to a total depth of 1,641 meters.  Wireline logs did not show any prospective hydrocarbon bearing zones in the well.  The Operator recommended not to lower the 5½ inch casing and abandoned the well.

KG Onshore Activities
The Operator of the KG Onshore Block is required to complete a 3D seismic acquisition program to acquire approximately 400 square kilometers of data, of which approximately 235 square kilometers has been acquired over the past two years before the program was suspended in the third quarter of 2011 due to weather.  Part of the acquired seismic to date has been processed and interpreted.

Three priority locations have been reviewed and agreed to by the Operating Committee.  All of these locations have multiple prospects in both the shallower (Eocene – Miocene) and deeper (Cretaceous – Jurassic) zones.

In February 2011, a contract was awarded to RPS Energy, Canada (RPS) to provide the well engineering and wellsite supervision work associated with the planned drilling campaign on the KG Onshore Block.  The Company’s commitment on this block is to drill twelve exploration wells to various depths between 2,000-5,000 meters.

The Operator of the KG Onshore Block has floated tenders for the major components of the drilling program which include the drilling rig, casing, wellhead, liner hanger, cementing, bulk handling plant (BHP), directional drilling (DD) & measurement while drilling (MWD), Mud Engineering & Waste Management and coring.  The Company anticipates these tenders to be awarded in the second quarter of 2012.  The ancillary tenders for items such as wireline logging, mud logging and well testing are currently being finalized and are expected to be floated shortly.

Israel Exploration Activities
Myra and Sara
The Company commenced with and completed the processing and interpretation of 1,360 square kilometers of previously acquired 3D seismic data.

The Israel Petroleum Commissioner’s Office granted an extension for the planned drilling program on the Myra and Sara licenses.  Under the terms of the extension, the partners were to present to the Petroleum Supervisor their final prospects to the Myra and Sara licenses by August 1, 2011, which was presented on time, and further, to begin drilling the first well by no later than March 31, 2012.  Drilling of the second well will commence after completion of the first well.   Due to the delay in the arrival of the drilling rig, the consortium made a request for a further extension to commence drilling.  The approval of this request was granted on March 27, 2012 to extend the drilling date to June 15, 2012.

On July 1, 2011 the Company finalized the terms of the Assignment Agreement entered into with a third party whereby the Company took assignment of a third party's rights and obligations to an existing Drill Rig and Associated Services Contract for a Semi-submersible Drilling Rig, the Noble Homer Ferrington.  Further, under the terms of the agreements, on December 1, 2011 a letter of credit and a cash payment to prepay for 148 drilling days for the Drilling Rig was made.  The Noble Homer Ferrington is a 4th Generation Enhanced Pacesetter design Semi-submersible rig capable of drilling in water depths of up to approximately 2,100 meters (7,000 feet). The Drilling Rig is currently working in the Levantine Basin in Israel and upon completion of the current well, will be immediately mobilized to the Myra-1 location.

Samuel
Data gathered during the 43 square kilometer 3D seismic acquisition program on the Samuel license, which was completed in July 2011, has been processed. Interpretation of the data has been carried out internally.  The summary interpretation report has been submitted to the Ministry prior to the deadline of April 1, 2012.  The information provided by this data will allow the Company to finalize drilling decisions on this license which is anticipated to commence before the end of 2012.

The Israel Land Development Company – Energy Ltd. Transaction
On November 21, 2011, the Company closed a private placement transaction with The Israel Land Development Company – Energy Ltd. (“ILDE”) (the “Transaction”) and entered into certain other agreements in connection therewith (together, the “Transaction Agreements”).  The Transaction consisted of two parts.  The first tranche closed on November 21, 2011 and involved the issuance of 16,466,639 shares of Common Stock to ILDE for US$3,951,993.  The second tranche closed on March 29, 2012 and involved the exchange of 32,740,479 shares of Common Stock, the issuance of 16,466,639 warrants to purchase shares of the Company’s common stock (the “Warrants”) and the potential issuance of 16,466,639 units, each consisting of (i) one share of  Common Stock and (ii) a Warrant (the “Units”).

Immediately following the closing of the Transaction, ILDE owns approximately 36.6 percent of the outstanding shares of Common Stock and currently has the right to acquire approximately another 26.9 percent of the outstanding shares of Common Stock.

Financial Review

For the year ended December 31, 2011 the Company incurred a net loss of $12.6 million as compared to a net loss of $18.8 million for the year ended December 31, 2010.  The decrease in the net loss is mostly a result of recognizing impairment of oil and gas properties in 2010 of $13.8 million compared to $6.9 million in the year 2011.

Oil sales for the year ended December 31, 2011 were $0.469 million or $106.76 per barrel compared to oil sales for the year ended December 31, 2010 of $0.633 million or $74.48 per barrel.  Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark.  To date, none of the production has been hedged.

Total gas sales for the year ended December 31, 2011 was $0.091 million or $8.55 per Mcf as compared to $0.158 million or $8.04 per Mcf for the year ended December 31, 2010. There is one gas well awaiting approval for the development plan.  All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Interest income decreased to $0.033 million for the year ended December 31, 2011 as compared to $0.053 million for the same period in 2010.  This decrease is directly related to the decrease in the amount of invested cash balances.

Operating costs for the year ended December 31, 2011 were $0.138 million or $20.84 per BOE, compared to $0.173 million or $14.38 per BOE for the year ended December 31, 2010.  The decrease in operating costs and the increase in the operating cost per barrel is a direct result of the decrease in the production from 2010 to 2011.  The operating costs include handling and processing charges, transportation costs, utilities, maintenance and tank rental charges and contain a fixed and variable portion.

General and administrative expenses increased to $3.657 million from $3.193 million.  These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relation services and transfer agent fees and services.  Also included in general and administrative expenses are compensation costs for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants.  The majority of the increase in the general and administrative expenses is a result of an increase in directors’ fees of $0.110 million combined with an increase in salaries and benefits of $0.399 million, travel and hotel of $0.100 million, and office rent and parking of $0.088 million.  These increases are consistent with the restructuring of the management team including the addition of a new executive officer combined with stepping into new ventures and offices in Israel.  These increases were offset by an increase of $.371 million in overhead recovery from the Israel project.

During the year 2011, the Company recognized impairment of oil and gas properties of $6.870 million as compared to $13.789 million during the year ended December 31, 2010.  Impairment of oil and gas properties in both 2011 and 2010 was a result of assessing the Indian properties on an individual basis considering various factors, including land relinquishment and the absence of hydrocarbons in certain exploratory wells.

During the year ended December 31, 2011 overall position in cash and cash equivalents increased by $2.730 million, as compared to a net decrease in the comparable period of 2010 of $8.544 million.  These cash movements were attributable to the following activities:

Net cash used in operating activities during the year ended December 31, 2011 was $4.337 million as compared to $4.067 million for the year ended December 31, 2010.  This increase is mostly attributable to and consistent with an increase in professional and consulting fees, combined with an increase in general and administrative expenses for the year ending December 31, 2011 as compared to the prior year.

Cash provided by investing activities during the year ended December 31, 2011 was $3.739 million as compared to cash used in investing activities of $12.463 million during the year ended December 31, 2010.  Funds of $8.279 million were used for exploration activities as compared to $9.040 million in 2010.  The overall increase in cash provided by investing activities is attributable to funds received as cash calls from the Myra and Sara joint venture partners offset by the increase in the restricted deposits for funds held on behalf of the Myra and Sara joint venture partners.

Cash provided by financing activities for the year ended December 31, 2011 was $3.327 million as compared to $7.986 million during the year ended December 31, 2010.  During the year ended December 31, 2011, 16,466,639 shares of common stock were issued to Israel Land Development Company – Energy Ltd. pursuant to a Stock Purchase Agreement for gross proceeds of $3.952 million less share issuance of costs $0.625 million compared to 2010 whereby 9,941,177 shares of common stock were issued pursuant to two private placement financings for gross proceeds of $8.450 million less share issuance costs of $0.464 million.

Set forth below is certain financial information for each of the five years ended December 31, 2011, 2010, 2009, 2008 and 2007 taken from audited financial statements for those years.

	December 31,
	2011	2010	2009	2008	2007
Oil and gas sales	559,551	790,342	661,922	--	--
Interest Income	32,969	52,607	299,550	1,148,479	2,165,920
Impairment of oil and gas properties	6,870,000	13,789,000	--	10,098,015	--
Net loss and comprehensive loss	12,607,841	18,788,624	4,424,247	13,313,915	1,543,110
Net loss per share – basic and diluted	0.15	0.25	0.09	0.20	0.04
Current assets	71,047,262	12,500,689	16,532,345	25,904,515	48,406,887
Property and equipment	42,580,105	41,375,680	46,813,004	35,160,814	27,256,945
Total assets	114,967,629	58,894,369	70,270,349	71,865,329	80,219,312
Current liabilities	72,978,114	8,544,120	10,053,780	9,211,020	6,329,980
Total liabilities	73,744,826	9,285,264	10,828,780	9,844,618	6,648,902
Stockholders’ equity	41,222,803	49,609,105	59,441,569	62,020,711	73,570,410
Cash dividends	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Outlook

Management expects exploration and development activities pursuant to the Company’s Production Sharing Contracts (“PSC”) in India will continue through 2012 in accordance with the terms of those agreements.  During 2012 and up to March 31, 2013, based on current budgets, the Company anticipates drilling five exploratory wells and two core wells; completing the acquisition, processing and interpretation of DS 2D seismic data; and completing the acquisition, processing and interpretation of KG Onshore 3D seismic data.  The Company also expects to tie-in additional oil wells in Tarapur along with the completion of the construction of a gas pipeline for the Tarapur G gas discovery.  Construction of the gas gathering and production facilities will continue, as well as further development drilling on the KG Offshore Block.  Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells the Company may participate in.  If the Government of India approves the increase to the Company’s participating interest in the KG Onshore Block to 20 percent, the obligations to fund the 3D seismic acquisition and the exploratory drilling on the block will increase.

The Company expects exploration activities pursuant to other licenses in Israel will continue through 2012 in accordance with the terms of those agreements.  During 2012, it is anticipated that the drilling of two deepwater exploration wells, one in each of the Myra and Sara licenses will be completed.  In addition, the Company expects to complete the processing and interpretation of the recently acquired 43 square kilometers of ocean bottom cable 3D seismic data and to commence drilling the first exploration well in the Samuel license.

Conference Call Details

The Company will host a conference call on Friday, March 30, 2012 at 10:30 am Eastern Time to discuss its financial results for the fourth quarter and fiscal year, ended December 31, 2011. To access the conference call by telephone, please dial 1-888-231-8191 or international 647-427-7450. The conference call will be archive for replay until Friday, April 6, 2012, at midnight. To access the archived conference call dial 1-855-859-2056 or 416-849-0833 and enter the reservation number 66389428 followed by the number sign.

A live audio webcast of the conference call will also be available at www.geoglobal.com and www.newswire.ca  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. The webcast will be archived at the above websites for 90 days,

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Patty Lew-Lapointe, Investor Relations	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217